TANDYCRAFTS, INC.
                              1400 EVERMAN PARKWAY
                            FORT WORTH, TEXAS 76140

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 10, 1999

To the Stockholders of Tandycrafts, Inc.:

     The Annual Meeting of Stockholders of Tandycrafts, Inc. will be held on Wednesday, November 10, 1999 at 9:30 a.m., Central Standard Time, at the Randolph County Development Center (Black River Technical College campus) located at 1410 Highway 304 East, Pocahontas, Arkansas, for the following purposes:

     (1) To elect directors to serve for the ensuing year and until their successors are elected; and

     (2) To transact such other business as may properly come before the meeting or any adjournment(s) of the meeting.

     By resolution of the Board of Directors, only stockholders of record as of the close of business on September 13, 1999 are entitled to notice of and to vote at the Annual Meeting. The transfer books will not be closed.

                              By order of the Board of Directors,




                              Russell L. Price
                              Vice President, Secretary and General Counsel


Fort Worth, Texas
October 5, 1999

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS SOON AS POSSIBLE IN THE ENCLOSED
ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                               TANDYCRAFTS, INC.
                              1400 EVERMAN PARKWAY
                            FORT WORTH, TEXAS 76140



                                PROXY STATEMENT




              ANNUAL MEETING OF STOCKHOLDERS OF TANDYCRAFTS, INC.

     This Proxy Statement is furnished to the stockholders of Tandycrafts, Inc., a Delaware corporation (the "Corporation"), in connection with the solicitation by the Board of Directors of the Corporation (the "Board") of proxies for use at the Annual Meeting of Stockholders for the fiscal year ended June 30, 1999, to be held on November 10, 1999, (the "Annual Meeting") or any adjournment thereof. This Proxy Statement and the enclosed proxy card were first sent to the stockholders of the Corporation on or about October 7, 1999.

                      VOTING RIGHTS AND PROXY INFORMATION

     Only holders of the Corporation's Common Stock of record as of the close of business on September 13, 1999 ("Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. The holders of the Corporation's Common Stock are entitled to one vote per share on any matter, which may properly come before the Annual Meeting. As of the close of business on September 13, 1999, there were outstanding 12,083,618 shares of Common Stock entitled to vote.

     The presence, either in person or by properly executed proxy, of the holders of a majority of the Common Stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the Annual Meeting, until a quorum is obtained. Any stockholder present (including a holder whose shares are deemed present by a broker non-vote) at the Annual Meeting, but who abstains from voting, will be counted as present for purposes of determining whether a quorum exists. The affirmative vote of a plurality of the Common Stock voted at the Annual Meeting is required to approve the election of each of the Corporation's nominees for election as a director. The affirmative vote of a majority of the shares represented at the Annual Meeting, in person or by proxy, will be necessary to approve any other matter which may properly come before the Annual Meeting.

     A proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of directors (or any one or more nominees) is withheld, proxies will be voted for the slate of directors proposed by the Board and, if no contrary instructions are given, proxies will be voted "For" each of the proposals before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon the holder to vote on such matters) in accordance with their judgment and discretion. With respect to all matters other than the election of directors, an abstention (or broker non-vote) has the same effect as a vote against the proposal.

     Giving the proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A proxy may be revoked at any time before it is exercised by: (1) filing with the Corporation, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a subsequent proxy relating to the same voting securities and delivering it to the Corporation at or before the Annual Meeting; or (3) attending the Annual Meeting, filing a written revocation of proxy and voting in person (attendance at the Annual Meeting and voting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation delivered in advance of the Annual Meeting should be mailed or hand delivered to Tandycrafts, Inc., Attention: Mr. Russell Price, Secretary, 1400 Everman Parkway, Fort Worth, Texas 76140.

     The Corporation pays the cost of preparing, assembling and mailing this solicitation. In addition to the solicitation of proxies by mail, the Corporation may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone, mail, facsimile or other means of communication. The Corporation may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals, and will reimburse such persons for their reasonable expenses in so doing. To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies at the expense of the Corporation. Whether such a measure will be necessary depends upon how promptly proxies are received. No outside proxy solicitation firm has been selected or employed with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.

                      PROPOSAL 1:    ELECTION OF DIRECTORS

     Five directors are to be elected at this Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. The Board of Directors recommends a vote FOR the election of the listed director nominees. It is the intention of the persons named in the accompanying proxy to vote for the nominees listed below unless authority to do so is withheld. All nominees have indicated their willingness to serve for the ensuing term, but if any nominee is unable to or should decline to serve as a director at the date of the Annual Meeting, it is the intention of the persons named in the Proxy to vote for such other person or persons as they in their discretion shall determine.

                  NOMINEES                AGE   DIRECTOR SINCE
                  --------                ---   --------------
     R.E. Cox, III......................   66        1985
     Joe K. Pace........................   54        1986
     Sheldon Stein......................   46        1995
     Michael J. Walsh...................   58        1992
     Colon Washburn.....................   53        1999

              INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     MR. COX has served as Chairman of the Corporation since February 1992. For more than the past five years, Mr. Cox has served as President of R.E. Cox Realty Company, Fort Worth, Texas; the General Partner of Sav-On Development Company, Fort Worth; and has been the Co-Owner of Ofco, Inc. d/b/a Ofco Office Furniture, Fort Worth. From 1983 to 1995, Mr. Cox was President of Germany's, a wholesale nursery business. From 1977 to 1982, Mr. Cox served as Chairman of the Board of R.E. Cox and Company Department Stores, Fort Worth. Mr. Cox is also a director of Inspire Insurance Solutions, Inc. and KBK Capital Corporation.

     MR. PACE has been the President of J.C. Pace Holding Company and J.C. Pace & Company, both of Fort Worth, Texas, for more than five years and President of Kimbell, Inc. since December 1995. Other business interests include Traders Village, Ltd. in Dallas/Fort Worth; Trader Village Houston, Inc.; Anderson International Corp., Cleveland, Ohio; W.C. Cantrell Co., Fort Worth; Automatic Laundry Co., Denver, Colorado; M/System Super Markets, West Texas; and TA Ranch, Saratoga, Wyoming.

     MR. STEIN has been a Senior Managing Director and Head of the Southwestern Corporate Finance Department for Bear, Stearns & Co. Inc. since 1989. Mr. Stein joined Bear Stearns in 1986 and prior to that was a partner with the law firm of Hughes & Luce, LLP. Mr. Stein is also a director of The Men's Wearhouse, Inc., Fresh America Corporation, CellStar Corporation, Precept Business Services, Inc., and Home Interiors & Gifts, Inc.

     MR. WALSH has served as President and Chief Executive Officer of the Corporation since April 1996. Previously, he served as Executive Vice President and Chief Financial Officer of the Corporation from August 1992 until July 1996 and as General Counsel and Secretary from 1983 to 1996. He also served as Vice President from 1986 to 1992.

     MR. WASHBURN has been a partner with Bentonville Associates Ventures, LLC since 1996 and President and Owner of Beau Terre Farms, Inc., a real estate development company, since 1993. Previously, he served as a merchant consultant with C.P. Group, which is located in Thailand, from 1994 to 1998. From 1971 until January 1993, he was employed by Wal*Mart Stores, Inc., where he served most recently as an Executive Vice President for Sam's Club and as a Senior Vice President for Wal*Mart Stores, Inc. He currently serves on the Board of Directors of Fresh America Corporation, Kaua Technology, Ltd. and Bank of Rogers, Arkansas.

BOARD COMMITTEES

     The Board of Directors of the Corporation met sixteen (16) times during fiscal year 1999. All Directors were present at each meeting of the Board and each Committee on which he or she served except Mr. Cox and Mr. Schutts, who missed one meeting each.

     The Board of Directors has an Audit Committee, which is comprised of at least three directors who are neither officers nor employees of the Company or its subsidiaries. The Audit committee is currently composed of Messrs. Cox, Pace, Stein and Washburn. The Audit Committee is primarily concerned with the effectiveness of the Corporation's accounting policies and practices, financial reporting and internal controls. The Audit Committee reviews and approves the scope of the annual examination of the books and records of the Corporation and reviews the findings and recommendations of the outside auditors on completion of the audit; considers the organization, scope and adequacy of the Corporation's internal controls function; monitors the extent to which the Corporation has implemented changes recommended by the independent auditors or the Audit Committee; and provides over-sight with respect to accounting principles employed in the Corporation's financial reporting. The Audit Committee met two (2) times during the past fiscal year.

     The Board of Directors has a Compensation Committee currently composed of Messrs. Cox, Pace, Stein, Walsh and Washburn. The principal functions of the Compensation Committee are to review and make recommendations to the Board of Directors concerning compensation plans for certain executive officers and appointments and promotions to executive positions at the corporate level. The Compensation Committee met one (1) time during fiscal year 1999.

     The Board of Directors has a Nominating Committee currently composed of Messrs. Cox and Walsh. The Nominating Committee reviews and makes recommendations to the Board of Directors with respect to candidates for directors of the Corporation and assignments of directors to committees of the Board. The Nominating Committee met one (1) time during fiscal year 1999. Stockholders who wish to suggest nominees for election at the 2000 Annual Meeting should submit their suggestion in writing, in accordance with Article II, Section 8 of the Corporation's Bylaws, no earlier than May 8, 2000 and no later than June 7, 2000 to the Secretary of the Corporation at the address on the cover page of this Proxy Statement. Such notice shall contain the proposed director's name, age, business and residential addresses, principal occupation, class and number of shares of the Corporation's stock beneficially owned by such person, written consent of such person, a description of all arrangements or understanding between such person and the stockholder suggesting such person pursuant to which the suggestion was made and any other information relating to such person that is required to be disclosed under any applicable rules and regulations.

     The Board of Directors also has a temporary Progress Committee which is currently composed of Messrs. Cox, Pace, Stein, Walsh and Washburn. The principal functions of the Progress Committee are to discuss strategic and operational issues. The Progress Committee met two (2) times during fiscal year 1999.


DIRECTOR COMPENSATION

     For fiscal year 1999, all directors who were not full time employees of the Corporation or its subsidiaries were paid an annual retainer of $25,000. The Chairman was paid an additional retainer of $60,000. Each director receives a fee of $1,000 for each Board meeting and each committee meeting attended ($1,500 per meeting for Chairperson). Employees of Tandycrafts who are also directors do not receive additional compensation for their services as directors or committee members. Pursuant to the Tandycrafts, Inc. 1992 Director Stock Option Plan, which was approved on November 10, 1993, Messrs. Cox, Pace, and Stein had previously received a stock option grant of 60,000 shares. No stock options were granted to directors in fiscal year 1999.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information based upon the records of the Corporation and filings with the Securities and Exchange Commission as of September 13, 1999, with respect to the ownership of the Corporation's Common Stock by each person known to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock of the Corporation, each director and nominee, each executive officer named in the Summary Compensation Table and the total shares owned by all directors and executive officers as a group.

                                                               AMOUNT AND
                                                                 NATURE
           NAME AND ADDRESS OF                               OF BENEFICIAL     PERCENT OF
            BENEFICIAL OWNER                                  OWNERSHIP(1)       CLASS
            ----------------                                  -----------        -----

R.E. Cox, III...............................................    72,700(2)         *
Joe K. Pace.................................................    51,300(2)         *
Sheldon Stein...............................................    51,000(2)         *
Colon Washburn..............................................    18,350            *
Michael J. Walsh............................................   328,152(3)        2.72%
James D. Allen..............................................   135,219(4)        1.12%
Leo C. Taylor...............................................    30,735(5)         *
Russell L. Price............................................    25,128(6)         *
Michael Murray..............................................    11,229(7)         *
All Executive Officers and Directors as a group (9 persons).   723,813(8)        5.99%
Tandycrafts, Inc. Retirement Savings Plan (TRSP)............ 2,158,164(9)       17.86%
The TCW Group, Inc..........................................   818,800(10)       6.78%
Dimensional Fund Advisors, Inc..............................   794,200(11)       6.57%
First Carolina Investors, Inc...............................   636,011(12)       5.26%

---------------
(1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the power to vote or direct the voting of such shares, or (ii) the power to dispose or direct the disposi-tion of such shares. In addition, a person is deemed to beneficially own any shares for which voting or investment power may be acquired within 60 days pursuant to options or other rights.

(2) Includes 40,000 exercisable shares under options granted pursuant to the Tandycrafts, Inc. 1992 Director Stock Option Plan.

(3) Includes 50,464 shares held by the Tandycrafts Retirement Savings Plan ("TRSP"), formerly known as the Tandycrafts Employee Stock Ownership Plan, over which Mr. Walsh has voting but not investment power, 126,667 exercis-able shares under options granted pursuant to the Tandycrafts, Inc. 1992 Stock Option Plan (the "1992 Plan") and 9,301 shares held in the TRSP Benefit Restoration Plan for the benefit of Mr. Walsh. Excludes an aggregate of 14,746 shares owned by the Tandycrafts Investment Plan of which Mr. Walsh shares investment power and voting power as a member of the Administrative Committee of the Plan.

(4) Includes 13,915 shares held by the TRSP, over which Mr. Allen has voting but not investment power, 108,333 exercisable shares under options granted pursuant to the 1992 Plan and 1,371 shares held in the TRSP Benefit Restoration Plan for the benefit of Mr. Allen. Excludes an aggregate of 14,746 shares owned by the Tandycrafts Investment Plan of which Mr. Allen shares investment power and voting power as a member of the Administrative Committee of the Plan.

(5) Includes 9,510 shares held by the TRSP, over which Mr. Taylor has voting but not investment power and 14,800 exercisable shares under options granted pursuant to the 1992 Plan. Excludes an aggregate of 14,746 shares owned by Tandycrafts Investment Plan of which Mr. Taylor shares investment power and voting power as a member of the Administrative Committee of the Plan.

(6) Includes 8,328 shares held by the TRSP, over which Mr. Price has voting but not investment power and 16,800 exercisable shares under options granted pursuant to the 1992 Plan. Excludes an aggregate of 14,746 shares owned by the Tandycrafts Investment Plan of which Mr. Price shares investment power and voting power as a member of the Administrative Committee of the Plan.

(7) Includes 3,262 shares held by the TRSP, over which Mr. Murray has voting but not investment power and 7,667 exercisable shares under options granted pursuant to the 1992 Plan.

(8) Excludes an aggregate of 14,746 shares owned by Tandycrafts Investment Plan of which Messrs. Allen, Price, Taylor and Walsh share investment power and voting power as members of the Administrative Committee of the Plan.

(9) As of September 13, 1999, a total of 2,158,164 shares of the Corporation's Common Stock were held in the Corporation's TRSP, located at 1400 Everman Parkway, Fort Worth, Texas 76140, c/o Tandycrafts Retirement Savings Plan Committee, with 14,746 shares held in the Tandycrafts Investment Plan (which was merged into the TRSP) account and 2,143,418 shares held in the TRSP account. Except for the Tandycrafts Investment Plan account, each participant in the TRSP is entitled to direct the Trustee with respect to the voting of the Common Stock allocated to his or her account. If a participant does not direct the Trustee with respect to the voting of the shares of his or her account, such shares will be voted in the discretion of the Trustee.

(10) Based on a Schedule 13G, dated February 12, 1999, the TCW Group, Inc., a Nevada Corporation, located at 865 South Figueroa St., Los Angeles, CA 90017, and Robert Day, located at 200 Park Avenue, Suite 2200, New York, NY 10166, hold sole voting and investment power over 818,800 shares of the Corporation's Common Stock.

(11) Based on a Schedule 13G, dated February 11, 1999, Dimensional Fund Advisors, Inc., a Delaware corporation, located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, holds sole voting and investment power over 794,200 shares of the Corporation's Common Stock.

(12) Based on a Schedule 13D, dated July 20, 1999, First Carolina Investors, Inc., a Delaware corporation, located at P.O. Box 33607, Charlotte, NC 28233-3607, holds sole voting and investment power over 601,011 shares of the Corporation's Common Stock. Additionally, based on this Schedule 13D, Aries Hill Corporation (of which Brent D. Baird is an executive officer and director), a New York corporation, located at 1350 One M&T Plaza, Buffalo, NY 14203, holds sole voting and investment power over 15,000 shares and Brent D. Baird (an executive officer and director of First Carolina Investors, Inc.), located at 17 Tudor Place, Buffalo, NY 14222, holds sole voting and investment power over 20,000 shares.
     * Less than 1%.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors, executive officers, and persons who own more than 10% of the Corporation's Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes of ownership of the Corporation's Common Stock. Directors, executive officers, and greater-than-10% stockholders are required by SEC regulations to furnish the Corporation with copies of all such Section 16(a) reports. Based solely on review of the copies of such reports furnished to the Corporation or written representations, the Corporation believes that all filing requirements applicable to the Corporation's directors, executive officers and greater-than-10% stockholders were complied with.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The current executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:

                         Position and Business Experience       Served as
Name and Age                During the Past Five Years        Officer Since
--------------------   -----------------------------------   ---------------

Michael J. Walsh, 58   President and Chief Executive               1983
                       Officer since April 1996. Executive
                       Vice President and Chief Financial
                       Officer from August 1992 to April
                       1996.  Vice President from 1986 to
                       August 1992.  General Counsel and
                       Secretary from 1983 to 1996.

James D. Allen, 39     Chief Operating Officer since May           1993
                       1999.  Executive Vice President and
                       Chief Financial Officer since July
                       1996.  Vice President from November
                       1993 to July 1996.  Director of
                       Special Projects from May 1993 to
                       November 1993. Prior to May 1993,
                       Mr. Allen was a Senior Manager in
                       the accounting firm of Price
                       Waterhouse, LLP.

Leo C. Taylor, 37      Vice President of Taxation, Risk            1996
                       Management and Human Resources since
                       November 1996.  Director of Tax
                       Administration from February 1994 to
                       November 1996.  Prior to February
                       1994, Mr. Taylor was a manager in
                       the accounting firm of Price
                       Waterhouse, LLP.

Russell L. Price, 34   Vice President, General Counsel and         1996
                       Secretary since November 1996.
                       Corporate Counsel from March 1994 to
                       November 1996.  Prior to March 1994,
                       Mr. Price was an associate at the
                       law firm of Hughes & Luce, LLP.

Troy A. Huseman, 31    Controller since December 1998.             1998
                       Director of Financial Reporting and
                       Planning from June 1996 to December
                       1998.  Prior to June 1996, Mr.
                       Huseman was with the accounting firm
                       of Price Waterhouse, LLP.


     None of the above officers are related by birth, adoption or marriage, and there are no arrangements or understandings between any officer and any other person pursuant to which that officer was elected. All officers are elected annually by the Board of Directors to serve for the ensuing year.


                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid during the past three fiscal years for services in all capacities to the Corporation and its subsidiaries of those persons who at June 30, 1999 were the Corporation's chief executive officer and the four other most highly paid executive officers of the Corporation whose salary and bonus exceeded $100,000 for the year ended June 30, 1999.

SUMMARY COMPENSATION TABLE

                                                                                 LONG-
                                                                                 TERM
                                                                                COMPEN-
                                                ANNUAL COMPENSATION             SATION
                                         ----------------------------------  ------------

                                                                               NUMBER OF
            NAME AND                                            OTHER         SECURITIES        ALL
            PRINCIPAL            FISCAL                         ANNUAL        UNDERLYING       OTHER
            POSITION              YEAR   SALARY    BONUS(6)  COMPENSATION(7)    OPTIONS    COMPENSATION(8)
            ---------            -------------------------------------------------------------------------


Michael J. Walsh(1)....           1999   $235,000  $      0        -             30,000      $  14,170
 President and Chief Executive    1998   $183,750  $ 78,400        -              -0-        $  14,062
 Officer                          1997   $165,000  $110,000        -            175,000      $  81,542

James D. Allen(2)......           1999   $205,000  $      0        -             25,000      $  12,190
 Executive Vice President,        1998   $153,750  $ 68,800        -              -0-        $   8,332
 Chief Operating Officer and      1997   $135,000  $ 90,000        -            150,000      $  20,741
 Chief Financial Officer

Leo C. Taylor(3).......           1999   $107,500  $ 50,000        -              6,000      $   7,375
 Vice President of Taxation, Risk 1998   $ 97,500  $ 40,000        -              -0-        $   6,875
 Mgmt. and Human Resources        1997   $ 90,000  $ 40,000        -             20,000      $   8,453

Russell L. Price(4)....           1999   $107,500  $ 50,000        -              6,000      $   7,375
 Vice President, Secretary and    1998   $ 97,500  $ 40,000        -              -0-        $   6,820
 General Counsel                  1997   $ 90,000  $ 40,000        -             20,000      $   6,792

Mike Murray(5).........           1999   $ 98,752  $ 30,000        -              5,000      $   4,937
  Treasurer                       1998   $ 95,004  $      0        -              -0-        $   5,938
                                  1997   $ 92,614  $ 23,750        -             10,000      $   1,979

---------------

(1) Mr. Walsh was named Acting President and Chief Executive Officer effective April 12, 1996. Effective July 9, 1996, Mr. Walsh was appointed as President and Chief Executive Officer.

(2) Mr. Allen was named Chief Operating Officer on April 20, 1999. Effective July 9, 1996, Mr. Allen was named Executive Vice President and Chief Financial Officer. Mr. Allen became an executive officer on November 10, 1993.

(3)  Mr. Taylor became an executive officer on November 13, 1996.

(4)  Mr. Price became an executive officer on November 13, 1996.

(5) Mr. Murray became an executive officer on April 21, 1999 and resigned effective September 15, 1999.

(6) Bonus figures reflect the bonus earned during the represented fiscal year, although such bonus is paid during the next fiscal year.

(7) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for each fiscal year.

(8) The amounts listed in the "All Other Compensation" column consist of: a) contributions to the TRSP made by the Corporation on behalf of Messrs. Walsh, Allen, Taylor, Price and Murray in the amounts of $8,000, $8,000, $7,375, $7,375, and $4,937 respectively; and b) contributions to the Tandycrafts Benefit Restoration Plan made by the Corporation on behalf of Mr. Walsh and Mr. Allen in the amounts of $6,170 and $4,190, respectively.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee has developed and implemented a compensation program that it believes will attract, motivate, reward and retain the broad-based management talent required to achieve the Corporation's objectives and to increase stockholder value. The Committee believes that corporate performance and, in turn, stockholder value will be enhanced by a compensation system which supports and reinforces the Corporation's key operating and strategic goals while aligning the financial interests of the Corporation's executive officers with those of the stockholders. For executive officers, the Corporation relies on an annual incentive program and a stock option program to align the executives' financial interests with those of stockholders.

     The Corporation's compensation program for executive officers consists of a base salary, an annual incentive bonus program and a stock option program. The base salary for Messrs. Walsh and Allen are reviewed and set by the Compensation Committee on an annual basis and are based upon respective responsibilities, comparative data and performance. The base salary for the other executive officers are set by the Company based upon similar criteria.

     The annual incentive bonus program for executive officers is the principal short-term incentive compensation program of the Corporation. The annual incentive bonus program is based upon the extent to which the Corporation meets or exceeds financial and strategic objectives, including the Company's earnings per share. The annual incentive bonus program is approved in the beginning of each fiscal year. The Compensation Committee approves the bonus program for Messrs. Walsh and Allen and the Company approves that bonus program for the other executive officers. The bonus program approved for fiscal year 1999 for Messrs. Walsh and Allen did not anticipate the impact of taking a restructuring charge during the fiscal year. Based on the bonus program and the Company's performance for fiscal year 1999, Messrs. Walsh and Allen did not receive a bonus for fiscal year 1999.

     The Corporation's long-term incentive program is a stock option program under which the Committee reviews and recommends proposed grants of long-term incentive compensation in the form of stock options. The stock option component of the compensation program was adopted by the Board of Directors in 1992 and approved by the stockholders at the 1993 Annual Meeting. The Committee granted stock options to the named executives in the Summary Compensation Table as set forth in the Stock Option Grants In the Last Fiscal Year Table. The Committee considers stock options to be an important means of ensuring that executive officers maintain their incentive to increase the profitability of the Corporation and the value of its Common Stock. Because the value of stock options is entirely a function of the value of the Corporation's Common Stock, the Committee believes that this component of the Corporation's compensation policy aligns the interests of executive officers with those of the Corporation's stockholders and will enhance the value of the Common Stock for all stockholders.

     The Committee determined the compensation of Michael J. Walsh, Chief Executive Officer, for the fiscal year ended June 30, 1999 in a manner consistent with the guidelines described above. Mr. Walsh abstains from any vote involving his compensation.

               Compensation Committee        R.E. Cox, III
                                             Joe K. Pace
                                             Sheldon Stein
                                             Michael J. Walsh
                                             Colon Washburn


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Michael J. Walsh, President and Chief Executive Officer, serves on the Compensation Committee. Mr. Cox, who serves on the Compensation Committee, is a beneficiary of certain leases with Sav-On, Inc. Mr. Cox and Mr. Schutts (prior to his death), individually and as Trustee for his children, are indirect beneficiaries of two leases between Sav-On, Inc. and Sav-On Development Company (a Texas Partnership). Mr. Cox owns a 50% partnership interest in Sav-On Development Company. Mr. Schutts (prior to his death), individually and as Trustee for his children, owned a 16.67% partnership interest in Sav-On Development Company. The total rents paid on such leases for the period of July 1, 1998 through June 30, 1999 were $138,599.36. In addition, Mr. Cox, as a minority stockholder of the Berry Street Realty Company, was an indirect beneficiary of one lease with Sav-On, Inc. The total rent paid on the Sav-On lease for the period of July 1, 1998 through June 30, 1999 was $66,600. Management believes that rents paid under such leases were at least as favorable to the Corporation as could have been obtained from unrelated parties. The Corporation began a consulting arrangement with Bentonville Associates Ventures, LLC ("BAV") in March 1999, prior to Mr. Washburn's appointment as a director of the Corporation. Mr. Colon Washburn is a part-owner and principal in BAV. Pursuant to the arrangement, BAV provides certain consulting services to Tandycrafts including the development and training of integrated account teams, the assessment of certain merchandising and integrated account team functions, the development of strategic business plans and budgets for integrated account teams, the development of project plans for merchandising and integrated account team initiatives, the creation of performance benchmarks and scorecards for integrated account teams, the development of category management plans, and the analysis of product location, point of sale, cross-merchandising and strategic partnership opportunities. The Corporation pays BAV a monthly retainer of $4,167 for twenty-four months, a monthly consulting fee of $14,000 through August 1999 and $3,500 through February 2000, and certain expenses incurred by BAV, unless earlier terminated by the Corporation. Although the Corporation paid BAV less than $60,000 in fiscal year 1999, it is expected that payments to BAV in fiscal year 2000 will exceed $60,000. Management believes that the fees paid under such arrangement were at least as favorable to the Corporation as could have been obtained from unrelated parties.

TANDYCRAFTS RETIREMENT SAVINGS PLAN

     Under the Tandycrafts, Inc. Retirement Savings Plan (the "TRSP"), an eligible employee may elect to defer from 3% to 15% of his or her wages as a salary reduction contribution. Employee contributions are invested in various mutual funds and other investments selected by each employee. The Corporation makes a matching contribution of up to 100% of the first 5% of the employee contributions. The Corporation's contributions are invested in the Common Stock of the Corporation. Generally, all contributions by the Corporation become 100% vested and nonforfeitable upon the completion of five (5) years of credited service. Participation in the Tandycrafts Employee Deferred Salary and Investment Plan (the "Prior Plan"), which was discontinued in 1986, is counted in determining years of service under the TRSP. Generally, upon retirement, death or termination of employment, the value of the employee's account may be paid out in a lump sum, in installments payable generally over a period of five
(5) years or may be deferred until retirement age in a combination of cash or securities. Officers and directors who are employees participate in the TRSP on the same terms as other employees.

TANDYCRAFTS, INC. BENEFIT RESTORATION PLAN

     In 1993, the Board approved the Tandycrafts, Inc. Benefit Restoration Plan (the "Benefit Restoration Plan"), which covers a select group of the Corporation's management or highly compensated employees (the "Plan Participants"). The Benefit Restoration Plan restores to certain Plan Participants benefits lost under the TRSP because of certain limitations imposed by the Internal Revenue Code. The contributions made by the Corporation under the Benefit Restoration Plan during the fiscal year ended June 30, 1999 for Mr. Walsh and Mr. Allen were $6,170 and $4,190, respectively, and for all present plan participants as a group were $13,860. No contributions were made by the Corporation for Messrs. Murray, Price and Taylor under the Benefit Restoration Plan.


STOCK OPTION GRANTS IN LAST FISCAL YEAR

          The following table provides information with respect to individual grants under the Tandycrafts, Inc. 1992 Stock Option Plan (the "1992 Plan"), during fiscal year ended June 30, 1999 to the Chief Executive Officer and the other named executives in the Summary Compensation Table.


                  NUMBER OF                                                           POTENTIAL REALIZABLE
                   SHARES                                                               VALUE AT ASSUMED
                 UNDERLYING   PERCENT OF TOTAL OPTIONS                                   ANNUAL RATES(3)
                   OPTIONS     GRANTED TO EMPLOYEES      EXERCISE OR     EXPIRATION   --------------------
NAME             GRANTED(1)      DURING THE YEAR         BASE PRICE(2)      DATE         5%         10%
----             ----------      ---------------         -------------      ----         --         ---

Michael J. Walsh.  30,000            22.6%                   3.47          8-11-08    $65,468    $165,909
James D. Allen...  25,000            18.9%                   3.47          8-11-08    $54,557    $138,257
Leo C. Taylor....   6,000             4.5%                   3.47          8-11-08    $13,094    $ 33,182
Russell L. Price.   6,000             4.5%                   3.47          8-11-08    $13,094    $ 33,182
Michael Murray...   5,000             3.8%                   3.47          8-11-08    $10,911    $ 27,651

---------------
(1) Grants of options to purchase shares under the 1992 Plan generally vest at a rate of either 33 1/3% per year for three years or 20% per year over five years, and expire on the tenth anniversary of the date of grant. The 1992 Plan provides that, in the event of a change of control, death or total disability, as defined therein, all options granted under the 1992 Plan immediately vest and become exercisable.

(2) The Exercise or Base price is equal to the average of the high and low trading price of the Common Stock on the New York Stock Exchange on the date of grant.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive officer will be at or near the assumed 5% or 10% levels.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information relating to the exercise of stock options during the last fiscal year by the Chief Executive Officer and the other named executive officers in the Summary Compensation Table, and the number and value of exercisable and unexercisable stock options held by such officers at June 30, 1999.

                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                        OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END
                    SHARES              --------------------------     ---------------------------
                   ACQUIRED    VALUE
NAME                  ON     REALIZED   EXERCISABLE  UNEXERCISABLE(1)  EXERCISABLE  UNEXERCISABLE(2)
----                 ----    --------   -----------  --------------    -----------  --------------
                   EXERCISE
                   --------

Michael J. Walsh.     -0-      -0-         116,333       88,667            $0          $ 4,650
James D. Allen...     -0-      -0-         100,000       75,000            $0          $ 3,875
Leo C. Taylor....     -0-      -0-          11,200       14,800            $0          $   970
Russell L. Price.     -0-      -0-          13,200       14,800            $0          $   970
Michael Murray...     -0-      -0-           4,000       11,000(3)         $0          $   775(3)

---------------
(1) All options were granted on one of the following dates: April 20, 1994, July 9, 1996, April 14, 1997, and August 11, 1998, and vest ratably over either a five-year period or a three-year period from the date of grant.

(2) Computed as the difference between the option exercise price and $3.625 (the closing price of the Common Stock at fiscal year-end) as reported on the New York Stock Exchange.

(3)  Mr. Murray's unexercisable options were forfeited upon his resignation.

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

     Mr. Cox and Mr. Schutts (prior to his death), individually and as Trustee for his children, are indirect beneficiaries of two leases between Sav-On, Inc. and Sav-On Development Company (a Texas Partnership). Mr. Cox owns a 50% partnership interest and Mr. Schutts (prior to his death), individually and as Trustee for his children, owned a 16.67% partnership interest in Sav-On Development Company. The total rents paid on such leases for the period of July 1, 1998 through June 30, 1999 were $138,599.36. In addition, Mr. Cox, as a minority stockholder of the Berry Street Realty Company, was an indirect beneficiary of one lease with Sav-On, Inc. The total rent paid on the Sav-On lease for the period of July 1, 1998 through June 30, 1999 was $66,600. Management believes that rents paid under such leases were at least as favorable to the Corporation as could have been obtained from unrelated parties. The Corporation began a consulting arrangement with Bentonville Associates Ventures, LLC ("BAV") in March 1999, prior to Mr. Washburn's appointment as a director of the Corporation. Mr. Colon Washburn is a part-owner and principal in BAV. Pursuant to the arrangement, BAV provides certain consulting services to Tandycrafts including the development and training of integrated account teams, the assessment of certain merchandising and integrated account team functions, the development of strategic business plans and budgets for integrated account teams, the development of project plans for merchandising and integrated account team initiatives, the creation of performance benchmarks and scorecards for integrated account teams, the development of category management plans, and the analysis of product location, point of sale, cross-merchandising and strategic partnership opportunities. The Corporation pays BAV a monthly retainer of $4,167 for twenty-four months, a monthly consulting fee of $14,000 through August 1999 and $3,500 through February 2000, and certain expenses incurred by BAV, unless earlier terminated by the Corporation. Although the Corporation paid BAV less than $60,000 in fiscal year 1999, it is expected that payments to BAV in fiscal year 2000 will exceed $60,000. Management believes that the fees paid under this arrangement were at least as favorable to the Corporation as could have been obtained from unrelated parties.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Corporation has entered into Severance Agreements ("Severance Agreements") and Special Termination Agreements ("Change in Control Agreements") with Messrs. Price, Taylor and Walsh and into a Change of Control Agreement with Mr. Allen, all effective as of July 1, 1999. The Severance Agreements are intended to provide non-competition protection to the Corporation for a one-year period after the Corporation terminates the executive's employment. The Severance Agreements prohibit the executive from soliciting employees of the Corporation for employment and from soliciting customers or suppliers of the Corporation from ceasing to do business with the Corporation or decreasing their business with the Corporation for a period of one year after the Corporation terminates the executive's employment. In exchange, in the event that the executive's employment was terminated for reasons other than death, disability or "cause", as defined in the Severance Agreements, the executive is entitled to certain severance benefits, provided that the executive signs a release of employment related claims against the Corporation. The severance benefits are continuation of health care benefits for one year and a payment in the amount of the executive's annual salary and bonus, based on the average salary and bonus for the preceding two years. The Severance Agreements have initial terms of two years. The terms of the Severance Agreements are automatically extended for one-year terms but the Corporation may terminate the Severance Agreements by providing written notice of non-renewal to the executive not later than 90 days prior to the expiration of the current term. The Change in Control Agreements provide for certain severance benefits if the Corporation terminates (other than as a result of death, disability or "cause") the employment of the executive within two years after a "Change in Control", as defined in the Change in Control Agreements, or in certain other instances in connection with a Change of Control. The severance benefits include continuation of certain fringe benefits (including health care, life and disability insurance) for up to two years and a payment in the amount of 150% of the highest annual salary of the executive immediately prior to or after a Change of Control and of the bonus in the fiscal year preceding the Change of Control or in the fiscal year before such executive is terminated, whichever is larger. The Change of Control Agreements have a term of two years (or, if there is a Change of Control, two years after such Change of Control). The Change of Control Agreements terminate upon the executive's death or voluntary retirement. The term of the Change of Control Agreements is automatically extended for an additional year upon each anniversary date of the Agreements unless the Corporation provides written notice of non-renewal not later than 90 days prior to such anniversary date. In addition, the Corporation will pay the legal fees of the executive if the Corporation breaches the Change of Control Agreement or declares them void or unenforceable.

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return over a five-year period, assuming $100 invested at June 30, 1994 in each of (i) Tandycrafts, Inc. Common Stock, (ii) the Russell 2000 Index, an index consisting of primarily small capitalization stocks, and (iii) a peer group consisting of 40 similarly classified retail companies based on standardized SIC codes. The Corporation has switched from the NYSE Market Value Index to the Russell 2000 Index as the Corporation believes that the Russell 2000 Index is a more appropriate index and is reflective of the Corporation's peer group of small capitalization stocks. Total stockholder return is based on the increase in the price of the Common Stock with dividends reinvested. Total return of the SIC Code Index is weighted according to market capitalization of each company. The performance shown in the graph is not necessarily indicative of future performance. The graph will not be deemed to be incorporated by reference in any filing by the Corporation under the Securities Act or the Exchange Act.


                          Five Year Cumulative Total Shareholder Return

                          1994    1995    1996    1997    1998    1999
                          ----    ----    ----    ----    ----    ----

Tandycrafts, Inc.         $100    $ 57    $ 47    $ 35    $ 35    $ 27
SIC Code Index            $100    $ 98    $106    $113    $101    $ 82
NYSE Market Value Index   $100    $119    $149    $195    $249    $282
Russell 2000 Index        $100    $120    $149    $173    $202    $203



                            INDEPENDENT ACCOUNTANTS

     The firm of Pricewaterhouse Coopers, LLP, which served as independent accountants for the fiscal year ended June 30, 1999, has been selected by the Board of Directors to continue as the Corporation's independent accountants for fiscal year 2000. Representatives are expected to be present at the meeting with an opportunity to make a statement and to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

     A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Corporation's 2000 Annual Meeting of Stockholders that is received at the Corporation's principal executive office by June 7, 2000 will be included in the Corporation's proxy statement and form of proxy for that meeting.

     Stockholders wanting to present proper proposals for action at the 2000 Annual Meeting must give written notice by certified mail, in accordance with
Article II, Section 8 of the Corporation's Bylaws, to the Secretary of the Corporation at the address set forth in the address set forth in the cover page of this Proxy Statement (a) not less than 120 days nor more than 150 days before the first anniversary date of the Corporation's proxy statement in connection with the previous annual meeting of stockholders or (b) with respect to a special meeting of stockholders, not later than the seventh day following the day on which notice of a special meeting was first mailed or otherwise given to stockholders. In accordance with the Bylaws of the Corporation, any such notice shall include the name and address of the stockholder, the class and number of shares held by the stockholder, a representation that the stockholder intends to appear at the meeting in person or by proxy to submit the proposal, a disclosure of any material interest that the stockholder has in the proposal, and a brief description of the proposal. The Corporation may in its sole discretion refuse to allow any proposal to be presented which the Corporation would not be required to include in a proxy statement pursuant to any rule promulgated by the Securities and Exchange Commission. The holders of the proxies solicited by the Corporation will have discretionary authority to vote on any matter which was not submitted to the Corporation within the time frame specified in Article II,
Section 8 of the Corporation's Bylaws referenced above.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter to be presented for action other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Corporation.

                              FINANCIAL STATEMENTS

     A copy of the 1999 Annual Report of the Corporation containing the audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

     The Company will provide, without charge, to each person to whom a copy of this proxy statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the annual report on Form 10-K of the Corporation. Requests should be directed to Shareholder Services, c/o Tandycrafts, Inc., 1400 Everman Parkway, Fort Worth, Texas 76140.

                                   By Order of the Board of Directors,



                                   RUSSELL L. PRICE
                                   Vice President, General Counsel and Secretary TANDYCRAFTS, INC.
Fort Worth, Texas
October 5, 1999